UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12a

FERMI INC.

(Name of Registrant as Specified in Its Charter)

VICKSBURG INVESTMENTS MANAGEMENT LLC

TOBY R. NEUGEBAUER

MELISSA A. NEUGEBAUER 2020 TRUST

DAVID A. DAGLIO

CHARLES M. ELSON

SHEILA HOODA

JOHN T. JIMENEZ

JUAN A. PUJADAS

JANET YANG

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	Fee paid previously with preliminary materials.

On May 20, 2026, Toby R. Neugebauer, together with the other participants named herein, issued a press release:

Toby Neugebauer to Host Presentation Defining Path to Maximizing Value for All Fermi Shareholders

Webinar will be on Thursday, May 21 at 4:00 PM CT/5:00 PM ET/10:00 PM BST

Shareholders and interested parties are invited to attend

DALLAS, May 20, 2026 /PRNewswire/ -- Toby Neugebauer, co-founder and largest shareholder of Fermi Inc. (“Fermi” or the “Company”), today announced he will deliver a presentation clearly defining an optimal 75-day plan to maximize value for all Fermi shareholders on Thursday, May 21, 2026, at 4:00 PM CT/5:00 PM ET/10:00 PM BST.

“Project Matador is a world-class, highly desirable asset with a share price that is disconnected from the value my team and I built over the last year. Shareholders deserve to understand all available paths to maximizing that value. Unfortunately, Fermi’s current cost of capital requires a dual-path process that I believe must include a full-market-value sale or strategic partnership. As stated, I believe the best partners would have a lower cost of capital, expertise and experience in constructing a project of this magnitude, and be a customer, or have one at the table.

The election of my proposed highly qualified independent slate of Board directors, along with my current appointed directors — former Fermi CFO, Miles Everson, and Chief Power Officer, Larry Kellerman — would give shareholders a new Board majority focused on pursuing all value-maximizing options for the Company, while restoring proper governance and protecting shareholder rights. The owners of Fermi must decide its future,” said Toby Neugebauer.

To register for the webinar, please visit: https://www.webcaster5.com/Webcast/Page/3166/54079

Important Information

Mr. Neugebauer and two of his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the “Fermi Founder Parties”), together with David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda and Juan A. Pujadas (collectively, the “Participants”) intend to file a definitive proxy statement on Schedule 14A, accompanying GREEN agent designations card, and other relevant documents with the SEC in connection with the solicitation of proxies with respect to the solicitation of agent designations for calling a special meeting of shareholders anticipated to be held on or around June 30, 2026 (the “ Special Meeting”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE GREEN PROXY CARD, THAT HAVE BEEN OR WILL BE FILED BY SUCH PARTICIPANTS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The Fermi Founder Parties filed a Schedule 13G with respect to the Company on November 14, 2025, which reported that Mr. Neugebauer beneficially owns 139,016,035 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), Vicksburg Investments Management LLC beneficially owns 44,656,376 shares of Common Stock, and Melissa A. Neugebauer 2020 Trust beneficially owns 94,359,659 shares of Common Stock. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.